Exhibit 16.1

February 10, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Obalon Therapeutics, Inc. and, under the date of February 27, 2020, we reported on the consolidated financial statements of Obalon Therapeutics, Inc. as of and for the years ended December 31, 2019 and 2018. On February 5, 2021, we were dismissed. We have read Obalon Therapeutics, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 10, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that our dismissal and the engagement of BDO USA LLP was recommended by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with the statement that BDO USA LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Obalon Therapeutics, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP